Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

April 24, 2006

MIDWEST AIR GROUP REPORTS FIRST QUARTER RESULTS

Summary: First Quarter 2006 vs. First Quarter 2005

•    Operating revenue increased 34.6% to $150.7 million

•    Scheduled service revenue passenger miles increased 25.0% to 944.3 million on a 21.2% increase in capacity

•    Operating loss of $9.3 million vs. $15.9 million

•    Net loss of $8.7 million vs. $15.9 million

•    A per-share loss of $0.49 vs. loss of $0.91 (Q1 2005 includes $0.09 related to litigation settlement charges and accrued severance costs)

•    Higher fuel prices negatively impacted operating results by $11.0 million, or $0.62 per share

Milwaukee, Wisconsin, April 24, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported first quarter results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations.

“Many of the positive trends we reported in 2005 – including strong revenue performance and improvement in non-fuel costs – continued in the first quarter of this year,” said Timothy E. Hoeksema, chairman and chief executive officer. “While earnings are historically weak in the first quarter and fuel prices remain extremely high, being able to consistently grow revenue and reduce costs is certainly encouraging.”

Comparing first quarter 2006 to first quarter 2005, operating revenue increased 34.6% to $150.7 million. Operating results improved to a $9.3 million loss from a $15.9 million loss in the first quarter of 2005, while net results improved to an $8.7 million loss from a $15.9 million loss. (Due to accumulated losses, Midwest Air Group discontinued recording federal income tax benefit on losses beginning with second quarter 2004 and state income tax benefit on losses beginning with second quarter 2005.) Per share results were a loss of $0.49, compared with a $0.91 loss in the same quarter a year earlier. Per-share results for first quarter 2005 include litigation settlement charges and accrued severance costs totaling $0.09.

The revenue increase reflects a 25.0% increase in passenger traffic, due to strong customer demand in response to competitive pricing, as well as schedule and service enhancements. An 8.8% increase in revenue yield was driven by an industry reduction in capacity, a series of independent fare increases by a number of airlines including Midwest, and improvements in the company’s yield management processes. Total operating expenses increased 25.1%, due primarily to the 21.2% increase in capacity, leading to increases in salary, wages and benefits; fuel expense; station costs; aircraft maintenance, material and repairs; and aircraft rentals. Fuel expense increased $17.6 million, or 50.0% – of which $11.0 million ($0.62 per share) was related to price increases (calculated by applying 2005 prices to actual gallons consumed in 2006 and comparing the result to actual 2006 expense). Fuel expense includes the effect of hedging, which favorably affected fuel cost by $0.1 million in the quarter.

Midwest posted sizeable gains in market share in its Milwaukee and Kansas City hubs. In February 2006, the most recent month for which market share results are available:

•    Midwest Airlines and Midwest Connect carried 49.9% of all passengers departing from Milwaukee, up from 44.2% in the same month a year earlier. In February 2006, the airlines transported 136,388 Milwaukee passengers, up 12.5% from 121,271 passengers in February 2005.

•    In Kansas City, Midwest Airlines market share rose to 10.0% for February from 6.7% in the same month a year earlier. In February 2006, Midwest Airlines carried a total of 36,314 Kansas City passengers, up 62.3% from 22,381 passengers in February 2005.

At Midwest Airlines, revenue per scheduled service available seat mile increased 14.4% in the quarter. Load factor increased 1.8 percentage points due to a 26.3% increase in passenger traffic on a 23.2% increase in capacity. Revenue yield increased 10.8%.

Into-plane fuel prices increased 26.4% in first quarter 2006, averaging $2.01 per gallon versus $1.59 per gallon in first quarter 2005, and resulted in a $9.7 million (pre-tax) unfavorable price impact. Fuel consumption increases resulted in an $8.5 million (pre-tax) unfavorable impact in the quarter, primarily as a result of the increase in the level of flight operations.

In the quarter, cost per available seat mile (unit costs) at Midwest Airlines increased $0.0045 to $0.1082, or 4.3% (excluding fuel, decreased $0.0031 to $0.0712, or 4.2%) compared with first quarter 2005.

At Midwest Connect, revenue per scheduled service available seat mile increased 19.0% in the quarter. Traffic increased 7.1% on a 0.2% decrease in capacity, resulting in a 4.2 percentage point improvement in load factor, while revenue yield increased 11.3%. Cost per available seat mile increased $0.0489 to $0.2992, or 19.6% (excluding fuel, increased $0.0367 to $0.2318, or 18.8%) compared with first quarter 2005, due primarily to labor costs associated with ramp and dining services functions performed for Midwest Airlines; the transfer of ramp and dining services functions to Midwest Connect in mid-2005 has lowered the total cost to Midwest Air Group. Into-plane fuel prices increased 25.7% in first quarter 2006, averaging $2.05 per gallon versus $1.63 per gallon in first quarter 2005, resulting in a $1.3 million (pre-tax) unfavorable price impact. Fuel consumption was virtually unchanged quarter over quarter.

Note: Cost per available seat mile excluding fuel expense is an industry measurement that provides management and investors the ability to track changes in cost absent fuel-related expenses.

The company ended the quarter with $90.7 million in unrestricted cash, up from $84.7 million on March 31, 2005 and down from $99.0 million at December 31, 2005. Capital spending – net of credits used to fund such spending – resulted in a cash outlay of $1.0 million for the quarter and consisted primarily of the acquisition of additional spare parts for the Boeing 717 fleet.

In the first quarter of 2006:

•    Midwest Airlines took delivery of two Boeing 717 aircraft, bringing the total number of 717s in its fleet to 24. The airline will complete its Boeing 717 fleet with the delivery of one more 717 in May. Skyway Airlines terminated the lease on one Beech 1900D aircraft and removed it from its fleet during the quarter.

•    Midwest Airlines increased frequency in three popular markets: Milwaukee-Boston, Milwaukee-Kansas City and Kansas City-Orlando. In the two Milwaukee markets, the frequency increases represent an early reinstatement of normal seasonal service resulting from growing passenger demand.

•    Midwest Airlines expanded its popular Premier Pet Program to offer in-cabin travel to small dogs flying in airline-approved carriers that fit below the seat. The frequent flyer program awards pets one free roundtrip flight after flying with their owners on three paid roundtrip flights or six paid one-way flights. Additionally, members of the airline’s Midwest Miles program can earn free trips for their pets by redeeming miles they have earned.

•    Skyway Airlines, which operates as Midwest Connect, filled two key positions in the organization. Dennis L. (Leo) Malloy was appointed vice president of customer services and interline affairs and Kerry Sandberg Scott joined the company as director of human resources.

In the second quarter of 2006 and beyond:

•    Beginning May 1, Midwest Miles members will be able to earn miles on any Northwest Airlines-operated flight and redeem miles for award travel on Northwest and KLM Royal Dutch Airlines to more than 350 cities in 75 countries worldwide. Additionally, members in Northwest’s WorldPerks frequent flyer program can earn and redeem WorldPerks miles on Midwest. Midwest’s partnership with American Airlines ends April 30.

•    On June 1, Midwest Airlines will launch nonstop seasonal service between Milwaukee and San Francisco. The once-daily service, which will continue through September 30, is in addition to existing year-round service between Milwaukee and San Francisco via Kansas City.

•    Additionally, a number of Midwest Airlines and Midwest Connect markets will benefit from frequency additions being phased in from April through July: Milwaukee to/from Atlanta, Baltimore, Denver, Kansas City, New York La Guardia and Philadelphia, and Kansas City to/from Boston, Los Angeles, New York La Guardia and San Diego. Service in some markets will also be retimed to better accommodate the added frequency.

 “We’re encouraged by the continuing improvement in the industry environment, as well strong advance bookings for travel on Midwest,” said Hoeksema. “We expect our earnings to reflect these positive changes as we move into the busy summer travel season, though of course fuel prices continue to be a concern.”

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Travel+Leisure and the Zagat Airline Survey have rated Midwest Airlines the best airline in the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in the “Risk Factors” section of Part 1 of the company’s “Annual Report on Form 10-K” for the year ended December 31, 2005.

Editor’s note: Tables follow

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,		% Change
	2006	2005	Better/(Worse)

Operating revenues:
Passenger service	$131,286	$96,550	36.0%
Cargo	1,934	1,647	17.4%
Other	17,529	13,828	26.8%
Total operating revenues	150,749	112,025	34.6%

Operating expenses:
Salaries, wages and benefits	38,990	36,547	(6.7%)
Aircraft fuel and oil	52,824	35,205	(50.0%)
Commissions	3,996	2,924	(36.7%)
Dining services	2,047	1,896	(8.0%)
Station rental, landing and other fees	13,943	11,376	(22.6%)
Aircraft maintenance materials and repairs	12,709	11,286	(12.6%)
Depreciation and amortization	3,836	4,155	7.7%
Aircraft rentals	15,369	11,572	(32.8%)
Other	16,315	12,974	(25.8%)
Total operating expenses	160,029	127,935	(25.1%)
Operating loss	(9,280)	(15,910)	41.7%

Other income (expense):
Interest income	1,448	732	97.8%
Interest expense	(851)	(899)	5.4%
Other, net	-	-	-
Total other income (expense)	597	(167)	457.8%

Loss before income tax provision	(8,683)	(16,077)	46.0%
Income tax provision	-	140	(100.0%)
Net loss	$(8,683)	$(15,937)	45.5%

Loss per common share – basic	$(0.49)	$(0.91)	46.2%
Loss per common share – diluted	$(0.49)	$(0.91)	46.2%

Weighted average shares – basic	17,602,421	17,470,822
Weighted average shares – diluted	17,602,421	17,470,822

MIDWEST AIR GROUP, INC.
NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31,
	2006	2005

Midwest Airlines Operations
Total GAAP operating expenses ($000)	$135,737	$105,532
ASMs (000)	1,254,077	1,016,954
CASM	$0.1082	$0.1038

Total GAAP operating expenses ($000)	$135,737	$105,532
Less: aircraft fuel ($000)	$46,478	$30,010

Operating expenses excluding fuel ($000)	$89,259	$75,522
ASMs (000)	1,254,077	1,016,954
CASM excluding fuel	$0.0712	$0.0743

Midwest Connect Operations
Total GAAP operating expenses ($000)	$28,200	$23,609
ASMs (000)	94,257	94,343
CASM	$0.2992	$0.2503

Total GAAP operating expenses ($000)	$28,200	$23,609
Less: aircraft fuel ($000)	$6,346	$5,195

Operating expenses excluding fuel ($000)	$21,853	$18,414
ASMs (000)	94,257	94,343
CASM excluding fuel	$0.2318	$0.1952

Midwest Air Group
Total GAAP operating expenses ($000)	$160,029	$127,935
ASMs (000)	1,348,334	1,111,297
CASM	$0.1187	$0.1151

Total GAAP operating expenses ($000)	$160,029	$127,935
Less: aircraft fuel ($000)	$52,824	$35,205

Operating expenses excluding fuel ($000)	$107,205	$92,730
ASMs (000)	1,348,334	1,111,297
CASM excluding fuel	$0.0795	$0.0834

Note: Numbers and totals in this table may not be recalculated due to rounding.

MIDWEST AIR GROUP, INC.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2006	2005
Midwest Airlines Operations
Origin & Destination Passengers	827,674	661,750
Scheduled Service Revenue Passenger Miles (000s)	886,035	701,295
Scheduled Service Available Seat Miles (000s)	1,225,977	995,302
Total Available Seat Miles (000s)	1,254,077	1,016,954
Load Factor (%)	72.3%	70.5%
Revenue Yield	$0.1231	$0.1111
Total Revenue per Total ASM	$0.1032	$0.0923
Revenue per Scheduled Service ASM (1)	$0.0946	$0.0827
Total Cost per Total ASM	$0.1082	$0.1038
Total Cost per Total ASM (ex-fuel cost) (2)	$0.0712	$0.0743
Average Passenger Trip Length (miles)	1,071	1,060
Number of Flights	12,964	10,107
Into-plane Fuel Cost per Gallon	$2.01	$1.59
Full-time Equivalent Employees at End of Period	1,954	1,897
Aircraft in Service at End of Period	36	31

Midwest Connect Operations
Origin & Destination Passengers	192,502	186,734
Scheduled Service Revenue Passenger Miles (000s)	58,256	54,408
Scheduled Service Available Seat Miles (000s)	93,890	94,097
Total Available Seat Miles (000s)	94,257	94,343
Load Factor (%)	62.0%	57.8%
Revenue Yield	$0.3809	$0.3423
Total Revenue per Total ASM	$0.2674	$0.2049
Revenue per Scheduled Service ASM (1)	$0.2423	$0.2036
Total Cost per Total ASM	$0.2992	$0.2503
Total Cost per Total ASM (ex-fuel cost) (2)	$0.2318	$0.1952
Average Passenger Trip Length (miles)	303	291
Number of Flights	14,119	14,662
Into-plane Fuel Cost per Gallon	$2.05	$1.63
Full-time Equivalent Employees at End of Period	1,005	774
Aircraft in Service at End of Period	20	22

Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	944,291	755,704
Scheduled Service Available Seat Miles (000s)	1,319,867	1,089,398
Total Available Seat Miles (000s)	1,348,334	1,111,297
Load Factor (%)	71.5%	69.4%
Revenue Yield	$0.1390	$0.1278
Total Revenue per Total ASM	$0.1118	$0.1008
Revenue per Scheduled Service ASM (1)	$0.1051	$0.0931
Total Cost per Total ASM	$0.1187	$0.1151
Total Cost per Total ASM (ex-fuel cost) (2)	$0.0795	$0.0834
Number of Flights	27,083	24,769
Into-plane Fuel Cost per Gallon	$2.01	$1.60
Full-time Equivalent Employees at End of Period	2,959	2,671
Aircraft in Service at End of Period	56	53

(1) Passenger, cargo and other transport-related revenue divided by scheduled service ASMs.
(2) Non-GAAP measurement.

Note:  All statistics exclude charter operations except the following: total available seat miles ("ASMs"), cost per total ASM, into-plane fuel cost, number of employees and aircraft in service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics.  Numbers in this table may not be recalculated due to rounding.